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                                                                     EXHIBIT 4.5

                     FIRST STATE BANCORPORATION, AS AMENDED

                             1993 STOCK OPTION PLAN

                    Effective October 5, 1993, and As Amended
                        on June 5, 1998, and June 8, 2001

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                                TABLE OF CONTENTS

ARTICLE I                  INTRODUCTION ............................................................     1
                  1.1.     Establishment ...........................................................     1
                  1.2.     Purposes ................................................................     1
                  1.3.     Effective Date ..........................................................     1

ARTICLE II                 DEFINITIONS .............................................................     1


ARTICLE III                PLAN ADMINISTRATION .....................................................     3


ARTICLE IV                 STOCK SUBJECT TO THE PLAN ...............................................     4
                  4.1.     Number of Shares ........................................................     4
                  4.2.     Retention of Rights .....................................................     4
                  4.3.     Adjustments for Stock Split, Stock Dividend, Etc ........................     4
                  4.4.     Other Changes in Stock ..................................................     4
                  4.5.     Apportionment of Price ..................................................     5
                  4.6.     Adjustments for Certain Distributions of Property .......................     5
                  4.7.     Rights to Subscribe .....................................................     5
                  4.8.     No Adjustment ...........................................................     5
                  4.9.     No Rights as Stockholder ................................................     5
                  4.10.    Fractional Shares .......................................................     5
                  4.11.    Determination by the Committee, Etc .....................................     5
                  4.12.    Repricing of Options ....................................................     6

ARTICLE V                  PARTICIPATION ...........................................................     6

ARTICLE VI                 STOCK OPTIONS ...........................................................     6
                  6.1.     Grant of Options to Eligible Employees and Eligible Consultants .........     6
                  6.2.     Option Agreements .......................................................     6
                  6.3.     Certain Option Terms ....................................................     7
                  6.4.     Restrictions on Incentive Stock Options .................................    10

ARTICLE VII                CORPORATE REORGANIZATION; CHANGE OF CONTROL .............................    10
                  7.1.     Reorganization ..........................................................    10
                  7.2.     Required Notice .........................................................    11
                  7.3.     Acceleration of Exercisability ..........................................    11
                  7.4.     Change of Control .......................................................    11

ARTICLE VIII               EMPLOYMENT; TRANSFERABILITY .............................................    12
                  8.1.     Employment ..............................................................    12
                  8.2.     Other Employee Benefits .................................................    12
                  8.3.     Transferability .........................................................    12

ARTICLE IX                 SECURITIES LAW RESTRICTIONS .............................................    12

ARTICLE X                  WITHHOLDING .............................................................    13
                  10.1.    Withholding Requirement .................................................    13
                  10.2.    Withholding With Stock ..................................................    13

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
ARTICLE XI                 MISCELLANEOUS ...........................................................    13
                  11.1.    Expiration ..............................................................    13
                  11.2.    Amendments, Etc. ........................................................    13
                  11.3.    Treatment of Proceeds ...................................................    13
                  11.4.    Governing Law ...........................................................    13
                  11.5.    Section Headings ........................................................    13
                  11.6.    Severability ............................................................    14
                  11.7.    Gender and Number .......................................................    14

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                                    ARTICLE I

                                  INTRODUCTION

         1.1. Establishment. First State Bancorporation, a New Mexico
              -------------
corporation [hereinafter referred to, together with its Affiliated Corporations (as defined in Article II), as the "Company," except where the context otherwise requires], hereby establishes the First State Bancorporation 1993 Stock Option Plan (the "Plan") for certain employees of the Company and certain consultants to the Company.

         1.2 Purposes. The purposes of the Plan are to give those who are
             --------
selected for participation in the Plan added incentives to continue in the long-term service of the Company and to create in them a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company's shareholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain, and motivate the most qualified employees and consultants.

         1.3 Effective Date The effective date of the Plan shall be October 5,
             --------------
1993 (the "Effective Date"), subject to approval by the affirmative votes of the holders of a majority of the shares of the Company present or represented and entitled to vote at a meeting duly held in accordance with the law within one year following the Effective Date. If the shareholders of the Company do not approve the Plan as specified above, Options as defined in Article II granted under the Plan shall be deemed to be rescinded without any further action by the Board or the Company, and the Plan shall automatically terminate.

                                   ARTICLE II

                                   DEFINITIONS

         The following terms shall have the meanings stated below:

                  (a) "Affiliated Corporation" means any corporation or other entity (including but not limited to a partnership) that is affiliated with First State Bancorporation through stock ownership or otherwise and is treated as a common employer under Sections 414(b) and (c) of the Code, and, for purposes of Incentive Stock Options granted pursuant to the Plan, means any parent or subsidiary of the Company as defined in Section 424 of the Code.

                  (b) "Average Fair Market Value" of a share of Stock or other security shall be the Fair Market Value of the Stock or security for the prior five business days during which the Stock or security was traded, with those daily prices then being aggregated and divided by five, or if the Stock or security is not so traded, as

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         determined by the Committee based on reasonable valuation methods employed for the valuation of private companies.

                  (c) "Board" means the Board of Directors of the Company.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (e) "Committee" means the committee appointed pursuant to
         Article III.

                  (f) "Disabled" and "Disability" shall have the meanings given to them in Section 22(e)(3) of the Code.

                  (g) "Eligible Consultants" means consultants and other persons who provide services to the Company and whose judgment, initiative, and effort are important to the Company for the management and growth of its business. For purposes of the Plan, Eligible Consultants include only those who do not receive wages subject to the withholding of federal income tax under Section 3401 of the Code.

                  (h) "Eligible Employees" means employees (including, without limitation, officers and directors who are also employees) of the Company whose judgment, initiative, and efforts are important to the Company for the management and growth of its business. For purposes of the Plan, an employee is a person whose wages are subject to the withholding of federal income tax under Section 3401 of the Code.

                  (i) "Fair Market Value" of a share of Stock or other security for any given day shall be the average (mean) of the "high" and "low" sales prices for the Stock or security in the over-the-counter market for the preceding five days as reported by the National Association of Securities Dealers Automated Quotations System or, if the prices are not reported thereby, the average of the closing bid and asked prices for the preceding five days, reported by the National Quotations Bureau or, if the Stock or security is not so traded, as determined by the Committee based on reasonable valuation methods employed for the valuation of private companies.

                  (j) "Holder" means any Option Holder or Transferee Option Holder.

                  (k) "Incentive Stock Option" means any Option designated as such and granted in accordance with Section 422 of the Code.

                  (l) "Non-Qualified Option" means any Option other than an Incentive Stock Option.

                  (m) "Option" means a right granted under the Plan to purchase Stock at a stated price for a specified period of time.

                  (n) "Option Agreement" shall have the meaning given to it in
         Section 6.2.

                  (o) "Option Holder" means an Eligible Employee or Eligible Consultant designated by the Committee from time to time during the term of the Plan to receive one or more Options under the Plan.

                  (p) "Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with subsection 6.3(b).

                  (q) "Share" means a share of Stock.

                  (r) "Stock" means the common stock, no par value, of the Company.

                  (s) "Transferee Option Holder" means a person to whom an Option Holder or a Transferee Option Holder has assigned or transferred his right or interest in an Option granted pursuant to the Plan during the Option Period.

                                   ARTICLE III

                               PLAN ADMINISTRATION

         The Committee shall be responsible for administration of the Plan. The Committee shall consist of members of the Board who are empowered hereunder to take actions in administration of the Plan. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board, and may resign at any time upon written notice to the Board. The Committee shall be so constituted that it satisfies the requirement of "disinterested administration" of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as the rule may be amended from time to time, and each successor applicable rule thereunder. The Committee shall determine the form or forms of the Option Agreements and other agreements with Option Holders which shall evidence the particular provisions, terms, conditions, rights, and duties of the Company and the Option Holders with respect to Options granted pursuant to the Plan, which provisions need not be identical except as provided herein. The Committee may from time to time adopt rules and regulations to carry out the purposes of the Plan as it deems proper and in the best interests of the Company. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it deems expedient, and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The

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determinations, interpretations, and other actions of the Committee pursuant to the Plan shall be binding and conclusive for all purposes and on all persons.

                                   ARTICLE IV

                            STOCK SUBJECT TO THE PLAN

         4.1. Number of Shares. The total number of Shares as to which Options
              ----------------
may be granted pursuant to the Plan shall be 730,000 in the aggregate. This number shall be adjusted in accordance with Sections 4.3 and 4.4. Shares issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. Shares underlying expired or terminated and unexercised Options shall be available for the grant of Options under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

         4.2. Retention of Rights The existence of this Plan and any Option
              -------------------
granted hereunder shall not affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, or preferred or preference stock ranking before or affecting the Stock, or the dissolution of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether similar or not.

         4.3. Adjustments for Stock Split, Stock Dividend, Etc. If the Company
              ------------------------------------------------
at any time increases or decreases the number of its outstanding Shares by paying a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Stock, or changes the rights and privileges of such Shares, then the numbers, rights, and privileges of the following shall be increased, decreased, or changed in like manner as if the corresponding Shares had been issued and outstanding, fully paid, and nonassessable at the occurrence: (a) the Shares as to which Options may be granted under the Plan; and (b) the Shares then subject to each outstanding Option.

         4.4. Other Changes in Stock. If there is any change, other than as
              ----------------------
specified in Section 4.3, in the number or kind of outstanding Shares of Stock or of any stock or other securities into which the Stock is changed or for which it has been exchanged, then and if the Committee in its discretion determines that the change equitably requires an adjustment in the number or kind of Shares subject to the Option, the adjustments shall be made by the Committee and shall be effective for all purposes of the Plan.

         4.5.  Apportionment of Price. Upon any occurrence described in Section
               ----------------------
4.3, 4.4, and 4.6, the total Option Price shall remain unchanged and shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other properties subject to the Option.

         4.6.  Adjustments for Certain Distributions of Property. If the Company
               -------------------------------------------------
at any time distributes with respect to its Stock securities or other property (except money or Stock), a proportionate part of those securities or other property shall be set aside and delivered to the Holder when he exercises the Option. The securities and other property delivered to the Holder upon exercise of the Option shall be in the same ratio to the total securities and property set aside for the Holder as the number of Shares with respect to which the Option is then exercised is to the total Shares subject to the Option.

         4.7.  Rights to Subscribe. If any time the Company grants, to the
               -------------------
holders of its Stock, rights to subscribe pro rata for additional Shares thereof
                                          --------
or for any other securities of the Company or of any other corporation, in each case at a price below the then Fair Market Value of the Stock or other securities, there shall then be added to the number of Shares subject to the Option, the Stock, or other securities that the Holder would have been entitled to subscribe for if, immediately before the grant, the Holder had exercised his entire Option, and the Option Price shall be increased by the amount of the price that would have been payable by the Holder for the Stock or other securities.

         4.8.  No Adjustment. Except as expressly provided herein, the issue by
               -------------
the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash or property, or for labor or services, either upon sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into or exchangeable for shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares of Stock subject to any Options granted hereunder.

         4.9.  No Rights as Stockholder. A Holder shall have none of the rights
               ------------------------
of a stockholder for the Shares subject to an Option until the Shares are transferred to the Holder upon the exercise of the Option. Except as provided in this Article IV, no adjustment shall be made for dividends, rights, or other property distributed to shareholders (whether ordinary or extraordinary) for which the record date is before the date the Shares are so transferred.

         4.10. Fractional Shares. No adjustment or substitution provided for in
               -----------------
this Article IV shall require the Company to issue a fractional share. The total substitution or adjustment for each Option shall be limited by deleting any fractional share.

         4.11. Determination by the Committee, Etc.  Adjustments under this
               -----------------------------------
Article IV shall be made by the Committee, whose determinations shall be final and binding.

         4.12. Repricing of Options.  No modifications to reduce the exercise
               --------------------
price (repricing) of previously fixed stock option awards issued under the Plan may be made pursuant to the Plan.

                                    ARTICLE V

                                  PARTICIPATION

         In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select Option Holders from among Eligible Employees and Eligible Consultants to whom Options will be granted and shall specify the number of Shares subject to each Option and any other terms and conditions of each Option as it deems necessary or desirable and consistent with the Plan. Eligible Employees shall be selected from the employees of the Company who are performing services in the management, operation, and growth of the Company, and contribute, or are expected to contribute, to the achievement of long-term corporate objectives. Eligible Consultants shall be selected from the consultants and other individuals who provide services to the Company with respect to the operation and growth of the Company and who contribute, or are expected to contribute, to the achievement of long-term corporate objectives. Eligible Employees and Eligible Consultants may be granted from time to time one or more Options. The grant of each Option shall be separately approved by the Committee, and receipt of one Option shall not result in automatic receipt of any other Option. Upon determination by the Committee that an Option is to be granted to an Eligible Employee or Eligible Consultant, written notice shall be given to the person, specifying the terms, conditions, rights, and duties related thereto.

                                   ARTICLE VI

                                  STOCK OPTIONS

         6.1.  Grant of Options to Eligible Employees and Eligible Consultants.
               ---------------------------------------------------------------
Coincident with or following designation for participation in the Plan, Eligible Employees and Eligible Consultants may be granted one or more Options. The Committee in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Qualified Option. Incentive Stock Options may be granted only to Eligible Employees. The Commission may grant both an Incentive Stock Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Stock Options and Non-Qualified Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants and shall be clearly identified, and the exercise of one Option shall not affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

         6.2.  Option Agreements.  Each Option granted under the Plan shall be
               -----------------
evidenced by a written Stock Option Agreement (an "Option Agreement") issued in the name of the Option Holder and in the form approved by the Committee. The Option Agreement shall be delivered to the Option Holder when the Committee determines. The Option Agreement shall incorporate and conform to the terms and conditions stated herein, as well as any other terms and conditions, not inconsistent herewith, the Committee considers appropriate in each case.

         6.3      Certain Option Terms.  Options granted pursuant to the Plan
                  ---------------------
shall have terms and conditions consistent with the following in addition to the terms and conditions stated elsewhere herein:

                  (a) Number of Shares. Each Option shall relate to a specified number of Shares determined by the Committee.

                  (b) Price. Each Option shall have an Option Price determined by the Committee. Incentive Stock Options shall have an Option Price that is equal to or greater than the Fair Market Value of the Stock on the date the Option is granted.

                  (c) Duration and Exercise of Options. Each Option shall relate to a specified period of time, as determined by the Committee, within which the Option may be exercised by the Holder (the "Option Period"). The Option Period must end, in all cases, not more than ten years after the Option is granted. Each Option shall become exercisable (vest) over that period of time, if any, and subject to any conditions determined by the Committee.

                  (d) Termination of Employment or Service, Death, Disability, Etc. The Committee may specify the period after which an Option may be exercised following termination of the employment of an Eligible Employee or termination of relationship with an Eligible Consultant. The effect of this subsection 6.3(d) shall be limited to determining the consequences of a termination, and nothing in this subsection 6.3(d) shall restrict or otherwise interfere with the Company's discretion to terminate any person's employment or other relationship. If the Committee does not so specify, the following shall apply:

                           (i) If the employment or consulting relationship of an Option Holder by or with the Company is terminated by the Option Holder or the Company within 12 months after the Option is granted, the Option shall thereafter be void for all purposes.

                           (ii) If the employment or consulting relationship of
                  the Option Holder terminates because the Option Holder becomes Disabled within the Option Period, the Option may be exercised by the Option Holder (or, in the case of his death after becoming disabled, by those entitled to do so under his will or by the laws of descent and distribution) within one year following termination (if otherwise within the Option Period), but not thereafter. In that case, the Option may be exercised only for the Shares as to which the Option had become exercisable on or before the termination because of Disability.

                           (iii) If the Option Holder dies within the Option
                  Period, while employed by the Company, while a consultant to the Company, or within the three-month period referred to in
                  (iv) below, the Option may be exercised by those entitled to do so under his will or by the laws of descent and distribution within one year following his death (if otherwise within the Option Period), but not thereafter. In that case, the Option may be exercised only for the Shares as to which the Option had become exercisable on or before the Option Holder's death.

                           (iv) If the Company or the Option Holder terminates the employment or consulting relationship of the Option Holder by or with the Company within the Option Period for any reason, the Option may be exercised by the Option Holder within three months following the termination (if otherwise within the Option Period), but not thereafter. In that case, the Option may be exercised only for the Shares as to which the Option had become exercisable on or before the termination.

                  (e) Consideration for Grant of Option. The Committee may require each Eligible Employee who is granted an Option to agree to remain in the employment of the Company, at its pleasure, continuously for at least 12 months after an Option is granted, at the salary rate or other compensation in effect on the date of the agreement or at the changed rate fixed, from time to time, by the Company. Nothing in this paragraph shall affect or impair the Company's right to terminate the employment of any Eligible Employee. Unless otherwise agreed in writing by the Company and the Eligible Employee, the Company may terminate any Eligible Employee for cause or without cause, employment by the Company being "at will." The Committee may require each Eligible Consultant who is granted an Option to agree to comply with all terms and conditions or specified terms and conditions of the agreement between the Eligible Consultant and the Company. If an Option Holder violates any such agreement, the Company may, in its sole discretion, rescind the transfer of any Shares to the Option Holder pursuant to the exercise of any portion of the Option. Upon notice of rescission, the Option Holder will deliver promptly to the Company certificates representing the Shares, duly endorsed for transfer to the Company.

                  (f)      Exercise, Payments, Etc.

                           (i) Manner of Exercise. The method of exercising each Option granted hereunder shall be by delivery to the Company of written notice specifying the number of Shares for which the Option is exercised. The purchase of the Shares shall take place at the principal offices of the Company within 30 days following delivery of the notice, and the Option Price of the Shares shall be paid in full by any of the methods below or a combination thereof. Except as stated in the next sentence, the exercise shall be effective when the Option Price for the number of Shares for which the

                  Option is exercised is paid to the Company in full. If the Option Price is paid by a broker's loan transaction described in clause (C) of Section 6.3(f)(ii), in whole or in part, the closing of the purchase of the Stock under the Option shall take place (and the Option shall be treated as exercised) on the date on which, and only if, the sale of Stock upon which the broker's loan was based has been closed and settled, unless the Holder makes an irrevocable written election, when exercising the Option, to have the exercise treated as fully effective for all purposes upon receipt of the Option Price by the Company regardless of whether the sale of the Stock by the broker is closed and settled. A properly executed certificate or certificates representing the Shares shall be delivered to or at the direction of the Holder upon payment therefor.

                           (ii) Manner of Payment. The Option Price shall be paid by any of the following methods or any combination of the following methods at the option of the Holder, or by any other method approved by the Committee upon the request of the
                  Holder: (A) cash; (B) certified, cashier's, or other check acceptable to the Company, payable to the order of the Company; (C) subject to the approval of the Committee, delivery to the Company of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the Option Price; (D) subject to the approval of the Committee, execution of a promissory note, the terms of which shall be determined by the Committee, and, in the case of an Incentive Stock Option, the terms shall be determined when the Option is granted; (E) delivery to the Company of certificates representing the number of Shares then owned by the Holder, the Average Fair Market Value of which (determined when the notice of exercise is delivered to the Company) equals the Option Price of the Stock to be purchased pursuant to the Option, properly endorsed for transfer to the Company. No Option may be exercised by delivery to the Company of certificates representing Stock that has been held by the Holder for less than six months or another period specified by the Committee.

                           (g)    Withholding.

                                  (i) Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws, including payment of those taxes through delivery of shares of Stock or by withholding Stock to be issued under the Option, as provided in Section 10.

                                  (ii) Incentive Options. If a Holder makes a disposition (as defined in Section 424(c) of the Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option before the end of two years after the Incentive Stock Option was granted or before the end of one year after the Option was exercised, the Holder shall send written notice to the Company of the date of disposition, the number of shares disposed of, the amount of proceeds received from the disposition, and any other information relating to the disposition the Company reasonably requests. The Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

         6.4.     Restrictions on Incentive Stock Options.
                  ---------------------------------------

                  (a) Initial Exercise. The aggregate Fair Market Value of the Shares for which Incentive Stock Options are exercisable for the first time by a Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares will be determined as of the date of grant of the Option.

                  (b) Ten Percent Shareholders. Incentive Stock Options granted to a Holder who is the holder of record of 10 percent or more of the outstanding Stock of the Company shall have an Option Price at least equal to 110 percent of the Fair Market Value of the Shares on the date of grant of the Option, and the Option Period for any Option shall not exceed five years

                                   ARTICLE VII

                   CORPORATE REORGANIZATION; CHANGE OF CONTROL

         7.1.     Reorganization. Upon the occurrence of any of the following
                  --------------
events, if the notice required by Section 7.2 has been given, any Options granted under the Plan shall automatically terminate: (a) the merger or consolidation of the Company (but only if the Company is not the surviving corporation or if the Company becomes a subsidiary of another corporation) or the acquisition of its assets or stock pursuant to a non-taxable reorganization, unless the surviving or acquiring corporation assumes the outstanding Options or substitutes new Options for them in a manner consistent with the regulations promulgated under Section 424 of the Code as if the Options were incentive stock options; (b) the dissolution or liquidation of the Company; (c) the appointment of a receiver for all, or substantially all, of the Company's assets or business; (d) the appointment of a trustee for the Company after a petition has been filed for the Company's reorganization under applicable statutes; or (e) the sale, lease, or exchange of all, or substantially all, of the Company's assets and business.

         7.2. Required Notice. At least 30 days' prior written notice of any
              ---------------
event described in Section 7.1 shall be given by the Company to each Holder, except the transactions described in clauses (c) or (d), as to which no notice shall be required. The notice shall be deemed given when delivered personally to a Holder or when mailed to a Holder by registered or certified mail, postage prepaid, at the Holder's address last known to the Company.

         7.3. Acceleration of Exercisability. Holders notified in accordance
              ------------------------------
with Section 7.2 may exercise their Options at any time before the event requiring the giving of notice (but subject to its occurrence), regardless of whether all conditions of exercise relating to length of service have been satisfied.

         7.4. Change of Control. If a Change in Control (as defined below)
              -----------------
occurs, all Options shall become exercisable in full, regardless of whether all conditions of exercise relating to length of service have been satisfied. A "Change in Control" is deemed to have occurred if (a) a person (as that term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having 25 percent or more of the total number of votes that may be cast for the election of directors of the Company without the prior approval of at least two-thirds of the members of the Board unaffiliated with that person; or (b) persons who constitute the directors of the Company at the beginning of a 24-month period cease to constitute at least two-thirds of all directors at any time during the period, unless the election of any new or replacement directors was approved by a vote of at least a majority of the members of the Board in office immediately before the period and of the new and replacement directors so approved; (c) the adoption of any plan or proposal to liquidate or dissolve the Company; or (d) any merger or consolidation of the Company unless thereafter (i) directors of the Company immediately prior thereto continue to constitute at least two-thirds of the directors of the surviving entity or transferee, or (ii) the Company's securities continue to represent or are converted into securities that represent more than 80 percent of the combined voting power of the surviving entity or transferee. Notwithstanding anything to the contrary in this Section 7.4, no Option will become exercisable because of a Change in Control if the Holder of that Option or any group of which that Holder is a member is the person whose acquisition constituted the Change in Control.

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

                                  ARTICLE VIII

                           EMPLOYMENT, TRANSFERABILITY

         8.1. Employment. Nothing in the Plan or in any Option granted under the
              ----------
Plan shall confer upon any Option Holder any right with respect to the continuation of his or her employment by or service with the Company, or interfere in any way with the right of the Company, subject to any separate employment agreement or other contract to the contrary, at any time to terminate the employment or service of the Option Holder or to increase or decrease the compensation of the Option Holder from the rate at the time of the grant of an Option. The Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment.

         8.2. Other Employee Benefits. The amount of any compensation deemed to
              -----------------------
be received by an Option Holder as a result of the exercise of an Option shall not constitute "earnings" with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or salary continuation plan.

         8.3. Transferability. The Option Agreement may provide that the right
              ---------------
or interest of any Holder in an Option granted pursuant to the Plan may be assigned or transferred during the Option Period. The Committee may include in the Option Agreement any restrictions on assignments and transfers or subsequent assignments and transfers as the Committee deems necessary and appropriate. Any Transferee Option Holder of a right or interest in an Option must agree in writing to the terms and conditions of the underlying Option Agreement, or the transfer is null and void. In the event of a Holder's death, a Holder's rights and interests in Options shall be transferable by will or pursuant to the laws of descent and distribution. Each Option granted under the Plan shall be exercisable only by the Holder or, in the event of Disability or incapacity, by the Holder's guardian or legal representative.

                                   ARTICLE IX

                           SECURITIES LAW RESTRICTIONS

         Each Option shall be subject to the requirement that if at any time counsel to the Company determines that the listing, registration, or qualification of the Shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, the Option may not be exercised in whole or in part unless the listing, registration, qualification, consent, or approval has been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration, or qualification.

                                    ARTICLE X

                                   WITHHOLDING

         10.1. Withholding Requirement.  The Company's obligations to deliver
               -----------------------
Shares upon the exercise of an Option shall be subject to the Holder's satisfaction of all applicable federal, state, and local income and other tax withholding requirements.

         10.2. Withholding With Stock. The Committee may from time to time, in
               ----------------------
its sole discretion, grant Holders the right to pay all amounts of tax withholdings, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Holder, Shares having a value equal to the amount required to be withheld or any lesser amount specified by the Holder. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any election by Holders to have Shares withheld for this purpose will be subject to the following restrictions and any additional restrictions imposed by the Committee: (a) all elections must be made before the Tax Date; and (b) all elections shall be irrevocable.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1. Expiration. The Plan shall terminate whenever the Board adopts a
               ----------
resolution to that effect. If not sooner terminated by the Board, the Plan shall terminate on October 5, 2003. After termination, no additional Options shall be granted under the Plan, but the Company shall continue to recognize Options previously granted.

         11.2. Amendments, Etc. The Board may from time to time amend, modify,
               ---------------
suspend, or terminate the Plan. Nevertheless, no amendment, modification, suspension, or termination shall, without the consent of the Holder, impair any Option previously granted under the Plan or deprive any Holder of any Shares that he acquired through or as a result of the Plan.

         11.3. Treatment of Proceeds.  Proceeds from the sale of Stock pursuant
               ---------------------
to Options granted under the Plan shall constitute general funds of the Company.

         11.4. Governing Law. The Plan and all Options granted hereunder shall
               -------------
be governed by and construed in accordance with the laws of New Mexico.

         11.5. Section Headings.  The section headings are included herein only
               ----------------
for convenience, and they shall have no effect on the interpretation of the Plan.

         11.6. Severability. If any article, section, subsection, or specific
               ------------
provision is found to be illegal or invalid for any reason, its illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal and invalid provision had never been in the Plan.

         11.7. Gender and Number.  Except when otherwise indicated by the
               -----------------
context, the masculine gender shall include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Adopted as of June 8, 2001.

                                     FIRST STATE BANCORPORATION,
                                            a New Mexico corporation

DATED:  June 8, 2001                        By:   Brian C. Reinhardt
                                                  Executive Vice President and
                                                  Chief Financial Officer